                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the (1) United Surgical Partners International, Inc. Stock Option and Restricted Stock Purchase Plan, (2) United Surgical Partners International, Inc. 2001 Equity-Based Compensation Plan, and (3) United Surgical Partners International, Inc. Employee Stock Purchase Plan of our report dated March 14, 2000, with respect to the consolidated financial statements of OrthoLink Physicians Corporation included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-55442) and Prospectus of United Surgical Partners International, Inc. dated June 7, 2001, filed with the Securities and Exchange Commission.


                                    /s/ ERNST & YOUNG LLP


Nashville, Tennessee

July 6, 2001